UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): November 19, 2018

TRANSCONTINENTAL REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

AND

Section 2 – Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets

AND

Section 8 – Other Events

Item 8.01. Other Events

During December 2017, Transcontinental Realty Investors, Inc., a Nevada corporation (“TCI” or the “Registrant”), and a subsidiary entered into an arrangement with a wholly owned indirect subsidiary of Macquarie Group (“Macquarie”), named a Contribution Agreement (the “Contribution Agreement”), under which TCI, subject to certain prerequisites, agreed to sell and convey interests in certain completed multifamily projects and projects under development to a newly formed Victory Abode Apartments, LLC (“VAbode”), which would be equally owned and controlled by subsidiaries of TCI and Macquarie. See Current Report on Form 8-K for event of June 14, 2018, as filed with the Securities and Exchange Commission (the “SEC”).

During the period of November 16-19, 2018, TCI and Macquarie completed the establishment of VAbode, which is held jointly by indirect subsidiaries of each of TCI and Macquarie in equal parts (49% of the right to participate in profits and 50% of the capital and voting rights each), to hold ownership of 53 residential multifamily real estate properties [23 stabilized multifamily properties owned by subsidiaries of TCI, 18 stabilized multifamily properties owned by Southern Properties Capital LTD (“SPC”), 10 stabilized multifamily properties under construction, which is essentially complete, owned by SPC, and 2 multifamily properties under development, owned by SPC]. At the time of transfer of the 53 properties to VAbode, VAbode also assumed all liabilities (including Mortgage Notes) related to the 53 properties. VAbode will actively participate in the future development and/or acquisition of additional multifamily assets in the future.

The completion of the agreement was subject to the approval of certain regulatory authorities and that of lenders. On September 28, 2018, TCI received HUD approval in connection with the transaction; on November 16, 2018, subsidiaries of TCI and Macquarie executed the agreement, and the transfer of properties was completed on November 19, 2018.

In consideration of the transfer of the properties to VAbode, the TCI subsidiary [Abode JVP, LLC] has a 50% ownership and voting interest in VAbode. Similarly, in exchange for the payment to TCI of approximately $233,000,000 by Macquarie, its subsidiary [Summerset Intermediate Holdings II, LLC] received a 50% ownership and voting interest in VAbode.

The 2% (Class B shares) right to participate in profits is held by Daniel J. Moos, President and Chief Executive Officer of TCI, and the 49% right to participate in profits held by each of the TCI subsidiary and Macquarie subsidiary control everything, as the 2% profits interest in VAbode held by Mr. Moos entitles Mr. Moos to 2% participation in profits generated after November 19, 2018, without any capital rights and with no voting power.

Not part of the overall transaction but at the same time, TCI transferred all of its rights in two stabilized multifamily properties to SPC [which is wholly owned by TCI] which, due to their geographical location, is inconsistent with VAbode’s business strategy, and Macquarie had passed on inclusion of such properties in VAbode.

VAbode will be managed by a single “Manager,” who initially is Daniel J. Moos. The Manager is responsible for the day-to-day management of VAbode’s affairs. Day-to-day management governs all of VAbode’s current affairs, but several major decisions are subject to the indirect subsidiaries of TCI and Macquarie’s mutual or joint approval, including:

•       any capital event that includes a sale, financing or refinancing of a real estate property or rights to a real estate property, but not including entering into financing agreements to finance regular operations in the ordinary course of business;

•       changing the distributions’ outline, which are set forth under the VAbode Agreement;

•       making and releasing liens and limitations in connection with financing, not including in connection with an ordinary process to finance regular operations;

•       approving or changing the annual budget;

•       purchasing new real estate properties;

•       entering into any transaction valued at over $250,000 (USD) or for a period of over one year;

•       sale of holdings in VAbode, including by way of a lien, transfer or assignment;

•       upgrades and renovations not required by a Lender or not included in the budget for an existing property;

•       entering into insurance and/or indemnification policies, the sum of which exceeds $250,000 (USD) or reducing coverage of existing insurance policies;

•       any decision in connection with VAbode’s tax structure that may affect VAbode;

•       initiating any legal proceeding not covered by the insurance;

•       filing an application for bankruptcy;

•       replacing and/or appointing VAbode’s accountants;

•       authorizing engagements with legal advisors, professional consultants, etc.;

•       restructurings and mergers.

The arrangements also include provision for a “Mezzanine” owner’s loan in the amount of approximately $226,000,000 (USD), to be issued in equal parts (by Macquarie or one of its subsidiaries and TCI or one of its subsidiaries, including SPC). While the loans may be separate loans, the loans will have mirror terms, and Daniel J. Moos is entitled to up to 2% of the interest payments of the Loan. The Mezzanine loans are to have a term of 60 months. There are several other provisions of the arrangement between TCI and Macquarie.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 30, 2018

TRANSCONTINENTAL REALTY

INVESTORS, INC.

By: /s/ Gene S. Bertcher

Gene S. Bertcher, Executive Vice

President and Chief Financial Officer